JEFFREY TSANG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
Unit 1104,11/F, Fourseas Building, 208 Nathan Road, Kowloon, Hong Kong SAR. Te1: (852) 2781 1606 Fax: (852) 2783 0752 Email: info@hkjtc+com


         REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                 TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
                            ACL SEMICONDUCTORS INC.
                            (A DELAWARE CORPORATION)


We have reviewed the accompanying balance sheet of ACL Semiconductors Inc. ("ACL") as of September 30, 2006, and the statements of income and cash flows for each of the nine month periods ended September 30, 2006 and September 30, 2005. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Overnight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

During our review, we noted that on February 21, 2006, a cross corporate guarantee was executed between Classic Electronics Limited ("Classic") and Atlantic Components Limited ("'Atlantic") for banking facilities to be co-utilized with Standard Chartered Bank (Hong Kong) Limited. The maximum amount of facilities can be utilized by Atlantic was $1.154 millions (HKDY millions) and the facility lines was fully covered by collaterals provided by Classic and companies other than Atlantic. Subsequently, the cross guarantees have been released on December 7, 2006.

We also noted that on July 6, 2006, a cross corporate guarantee was executed between Classic and Atlantic for banking facilities to be co-utilized with The Bank of East Asia Limited. The cross guarantee was temporarily created due to selling of properties from Classic to Atlantic. During the period of execution of the assignment of legal title, The Bank of East Asia Limited requested a cross guarantee for both companies. All facilities and outstanding loan balances were booked under and utilized by Atlantic which will not absorb any losses from Classic. Subsequently, the cross guarantees have been released in December 8, 2006.

As such cross corporate guarantees:

1.   were temporary in nature and released at the date of issue of this Form
     10-Q;

2. had no adverse implication or expected impact on the financial position of ACL as the cross-guarantees given by ACL were fully secured by collateral provided by Classic; and

3.   in fact did not crystallize any gain or loss on ACL,

your Directors considered FIN 46 was not applicable. On this issue, your ex-auditors, Stonefield Josephson, Inc. were in disagreement with the Directors and requested consolidation of the results of Classic for the 9-month period ended September 30, 2006 and de-consolidation of such results for the year ending December 31, 2006. In the opinion of your Directors, the benefits of adoption of this FIN 46 accounting policy cannot outweigh the costs. Most importantly, as the Directors have abandoned the strategic initiative to acquire Classic in the foreseeable future, the temporary consolidation of the results and financial position of Classic will effectively make ACL's financial statements incomparable to its past and future filings. It will not make ACL's financial statements present more fairly its financial position, results of operations and cash flows for the 9-month period then ended.

Based an our review, we concur with the above interpretation and are not aware of my material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.


/s/ Jeffrey Tsang &Co.

JEFFREY TSANG & CO.

CERTIFIED PUBLIC ACCOUNTANTS


Hong Kong
December 19, 2006